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                                    FORM 8-K

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                                 CURRENT REPORT





Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): MAY 28, 1997 (MAY 22, 1997)

                              OUTDOOR SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)


         DELAWARE                      0-28256                   86-0736400
(State or other jurisdiction         (Commission               (IRS Employer
      of incorporation)              File Number)            Identification No.)


2502 NORTH BLACK CANYON HIGHWAY, PHOENIX, ARIZONA                   85009
    (Address of principal executive offices)                      (Zip Code)


Registrant's telephone number, including area code (602) 246-9569


                                 NOT APPLICABLE
         (Former name or former address, if changed since last report.)
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ITEM 5.  OTHER EVENTS

         Pursuant to the Stock Purchase Agreement dated April 11, 1997 among the Registrant, Van Wagner Communications, Inc. ("Van Wagner"), Richard M. Schaps and Jason Perline, on May 22, 1997, the Registrant completed the acquisition of all of the issued and outstanding stock of Van Wagner for approximately $170 million in cash, subject to certain adjustments. Van Wagner operates display faces in New York City, Los Angeles and San Francisco. The Van Wagner operations include approximately 50 "Spectacular" signs in Time Square as well as 105 bulletins and 172 posters and eight wall murals in New York City, 372 bulletins and 16 wall murals in Los Angeles, four bulletins in San Francisco along with transit agreements in New York and sales representation arrangements for bus shelters in California. The Registrant financed the purchase price of Van Wagner, and the fees and expenses associated therewith, through borrowings under its senior credit facility.

         Also on May 22, 1997, the Registrant, and certain selling stockholders entered into an Underwriting Agreement with Alex. Brown & Sons Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation, CIBC Wood Gundy Securities Corp., Montgomery Securities and Prudential Securities Incorporated in connection with an offering of 13 million shares of Common Stock, of which 12 million were offered by the Registrant and 1 million by the selling stockholders.





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ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

         (c) Exhibits.

                  99.1. Amendment No. 1 dated as of May 22, 1997 to Stock Purchase Agreement dated April 11, 1997 by and among Richard M. Schaps, Jason Perline, Van Wagner Communications, Inc. and the Registrant.

                  99.2. Underwriting Agreement dated May 22, 1997 by and among the Registrant, the selling stockholders named therein, Alex. Brown & Sons Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation, CIBC Wood Gundy Securities Corp., Montgomery Securities and Prudential Securities Corporation.



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                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


May 28, 1997                                 OUTDOOR SYSTEMS, INC.



                                             By:  /s/  BILL M. BEVERAGE
                                                  -----------------------------
                                                  Bill M. Beverage
                                                  Chief Financial Officer,
                                                  Treasurer and Secretary








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